Exhibit 4.6

December 5, 2012

IRREVOCABLE STANDBY FACILITY

Astra Maritime Inc.
c/o Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece

Orca Marine Corp.
c/o Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece

Re:	Nautilus Marine Acquisition Corp. 90 Kifissias Avenue, Maroussi 15125, Athens, Greece.

Gentlemen:

We hereby severally, and not jointly, establish an irrevocable standby debt facility (the “Irrevocable Standby Facility”) in favor of Nautilus Marine Acquisition Corp., a Republic of the Marshall Islands corporation, hereinafter referred to as the “Borrower”, at the request of the Borrower, in an amount up to $200,000 in the aggregate (the “Funding Amount”), in accordance with the terms, and subject to the conditions set forth in this Standby Facility.  This Standby Facility is being issued in connection with Borrower’s proposed tender offer (the “Offer”) to purchase up to 4,137,300 shares of its common stock, par value $0.0001 per share (the “Common Shares”) at a purchase price of $10.10 per Common Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Borrower’s offer to purchase distributed in connection therewith (the “Offer to Purchase”).

Notwithstanding anything to the contrary set forth in this Irrevocable Standby Facility, Borrower agrees and understands that all funds drawn in connection with this Irrevocable Standby Facility shall be distributed only to the Borrower, and then only to the Borrower’s account maintained at Piraeus Bank.

Astra Maritime Inc. (“Astra”) and Orca Marine Corp. (“Orca” and together with Astra, the “Lenders”) hereby irrevocably agree to provide financing to Borrower in accordance with the terms and subject to the conditions of this Irrevocable Standby Facility. The obligation of the Lenders to provide the Funding Amount in immediately available funds shall be conditioned on: (a) the Borrower having consummated the Offer and (b) the Borrower providing the Lenders with a Request for Funding (as defined below).

As used therein, a Request for Funding shall mean a statement signed by a purported authorized official/representative of the Borrower, together with appropriate supporting documentation from the Borrower confirming the relevant content of such statement, which reads:

“This letter constitutes a Request for Funding (as defined in that certain Irrevocable Standby Facility) to draw upon the Irrevocable Standby Facility by Astra Maritime Inc. and Orca Marine Corp. dated [     ], 2012 in the aggregate Funding Amount of $[˜].  Therefore, the Borrower is requesting $[˜].”

This Irrevocable Standby Facility shall expire one (1) business day following the expiration date of the Offer, as amended from time to time.

The principal Funding Amount, if any, drawn (the “Draw”) pursuant to this Irrevocable Standby Facility shall be promptly evidenced by a promissory note (the “Note”) consistent with the terms herein, and shall be payable within ninety (90) days subsequent to the Draw date, unless paid earlier at the discretion of the Borrower.  The Draw may be prepaid at any time without penalty.  No interest shall accrue on the unpaid balance of the Draw. Neither this Irrevocable Standby Facility nor the Note evidencing the Draw shall be convertible into, exchangeable for or otherwise exercisable into any security of the Borrower which constitutes the Borrower’s common stock, or any security exchangeable for, convertible into or exercisable for the Borrower’s common stock.

This Irrevocable Standby Facility constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.  This Irrevocable Standby Facility may be amended only by a written instrument executed by each of the parties hereto.  THIS IRREVOCABLE STANDBY FACILITY SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

We hereby agree that any Draft(s) drawn under and in compliance with the terms and subject to the conditions of this Irrevocable Standby Facility will be promptly honored upon presentation and delivery of documents as specified above.

[Signature Page Follows]

Very truly yours,

ASTRA MARITIME INC.

/s/ Prokopios (Akis) Tsrigakis	Date Dec. 5, 2012
BY: Prokopios (Akis) Tsrigakis
TITLE: President

ORCA MARINE CORP.

/s/ George Syllantavos	Date Dec. 5, 2012
BY: George Syllantavos
TITLE: President

BORROWER:

NAUTILUS MARINE ACQUISITION CORP.

/s/ Prokopios (Akis) Tsrigakis	Date Dec. 5, 2012
Authorized Signature

[Signature page to Irrevocable Standby Facility]